Exhibit 23.1

Jakroo, Inc.

5906 Foothill Road

Pleasanton, CA 94588

We consent to the use in this Registration Statement on Form S-1 of our report dated October 27, 2016 relating to the consolidated financial statements of Rider Sportsfashion Ltd. as of and for the years ended December 31, 2015 and 2014, and our report dated January 31, 2017 relating to the financial statements of Jakroo, Inc. as of September 30, 2016 and for the period from inception (January 25, 2016) to September 30, 2016, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

January 31, 2017